EXHIBIT B


	       AGREEMENT, dated June 19, 1995 (this "Agreement"), among Banco Santander, S.A., a Spanish banking corporation (the "Investor"), FFB Participacoes e Servieos, S.A., a Portuguese corporation ("Investor Sub"), First Fidelity Bancorporation, a New Jersey corporation ("FFB"), and First Union Corporation, a North Carolina corporation ("FUNC").

				   RECITALS:

	       (A) The Merger. FFB, FUNC and PKC, Inc, a New Jersey corporation and wholly owned subsidiary of FUNC ("Merger Sub"), have entered into an Agreement and Plan of Merger (the "Plan") pursuant to which FUNC will acquire FFB by means of a merger of FFB with and into Merger Sub, subject to the terms and conditions of the Plan (the "Merger"), a copy, as executed, has been received by Investor and Investor Sub.

	       (B) The Shares and the Investment Agreement. As of the date hereof, Investor Sub is the beneficial and registered owner of 25,519.943 shares (including any shares of FFB capital stock acquired after the date hereof, the "Shares") of Common Stock, par value $1.00 per share ("FFB Common Stock"), of FFB, constituting approximately 29.8% of the currently outstanding shares of FFB Common Stock and, as a result of Investor's 100% ownership and control of Investor Sub, the Investor is the beneficial owner of the Shares. Investor is a party to an Investment Agreement, dated as of March 18, 1991 (the "Investment Agreement"), between Investor and FFB and Investor Sub is subject to the provisions of the Investment Agreement as a result of the transfer of the Shares by Investor to Investor Sub as if it were the Investor.

	       (C) Condition to Plan. As a condition and inducement to FUNC's willingness to enter into the Plan, the Investor and the Investor Sub are entering into this Agreement.

	       NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

	       1. Agreement to Vote. At such time as FFB conducts a meeting of its shareholders for the purpose of adopting and approving the Plan, the Merger and the transactions contemplated thereby, Investor agrees to cause Investor Sub to, and Investor Sub itself agrees to, duly and validly vote all of the Shares in favor of adopting and approving the Plan, the Merger and the transactions contemplated thereby, provided, that Investor and Investor Sub may vote the Shares in their discretion with respect to the Merger in the event the Board of Directors of FFB determines to withdraw their recommendation in support of the merger and so advises the shareholders of FFB.

	       2. Agreement to Cooperate. In addition to the specific matters provided for elsewhere herein, Investor and Investor Sub shall take all action reasonably requested by FUNC and FFB to facilitate the consummation of the Merger and the transactions contemplated by the Plan.

	       3. Regulatory Approvals. Investor and Investor Sub shall each use its reasonable best efforts to obtain all permits, consents, orders, approvals and authorizations of, and to make or provide all filings with or notices to, all third parties and Regulatory Authorities necessary or advisable on its part to permit the consummation of the Merger and the transactions contemplated by the Plan, including without limitation the Regulatory Approvals referred to in Section 6.02 of the Plan (the
"Approvals").

	       4. Investment Agreement. Investor and Investor Sub hereby waive any and all rights, and all lapses of, or changes in, rights or obligations, under the Investment Agreement, and agree that they shall not exercise any such rights, that arise out of, or result from, the entry into, and matters preliminary to the entering into, the Plan, the Stock Option Agreements and this Agreement and the consummation of the Merger and the transactions contemplated thereby and hereby including, without limitation, Sections 2.03, 5.03, 5.04, 8.04, 8.06 and 11.01(b)(iii) of the Investment
Agreement. FFB hereby consents to Investor and Investor Sub entering into this Agreement under Section 8.04(a)(ii) and (iii) of the Investment Agreement. FFB and Investor and Investor Sub hereby agree that to the extent that this Agreement effects or relates to the Investment Agreement that the Investment Agreement is hereby amended to such effect. Unless otherwise terminated in accordance with its terms as amended hereby, the Investment Agreement shall terminate in its entirety immediately prior to the consummation of the Merger except that Sections 6.01, 12.03 and 12.5 shall survive. Except as otherwise provided for herein, the Investment Agreement shall remain in full force and effect in accordance with its terms.

	       5. Securities Act of 1933; Accounting Matters. Simultaneously with the execution and delivery of this Agreement, Investor and Investor Sub are executing and delivering to FFB and FUNC an "affiliates letter" substantially in the form provided by the Plan for affiliates of FFB covering the Securities Act of 1933 and accounting matters set forth therein.

	       6. Termination of Agreement. This Agreement shall terminate upon termination of the Plan in accordance with its terms. In the event of the termination of this Agreement, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of FFB, Investor, Investor Sub or FUNC or their respective officers or directors, except that nothing in this Section 7 shall relieve any party hereto from any liability for breach of this Agreement prior to such termination.

	       7. Representations and Warranties of Investor and Investor Sub. Investor and Investor Sub hereby represent and warrant to FFB and FUNC as follows:

	       (a) Investor and Investor Sub each has all requisite power and authority to execute and deliver this Agreement and to cause the voting, or to vote, as the case may be, the Shares in accordance with
	 Section 1 hereof and otherwise perform its obligations hereunder; such execution, delivery, vote and performance have been duly authorized by all necessary action on the part of each of the Investor and Investor Sub; and this Agreement has been duly executed and delivered by each of Investor and Investor Sub and constitutes the valid and binding agreement of each of Investor and Investor Sub enforceable against each of Investor and Investor Sub in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

	       (b) As of the date hereof, Investor and Investor Sub are aware of no reason relating exclusively to Investor or Investor Sub or any of their affiliates why the Approvals will not be received without the imposition of a condition or requirement described in the proviso to Section 6.02 of the Plan.

	       (c) Neither Investor nor Investor Sub or any affiliate thereof has any right or option to acquire any additional shares FFB capital stock except as set forth in Schedule A.

	       8. Representations and Warranties of FFB and FUNC. Each of FFB and FUNC hereby represents and warrants to the other parties hereto that it has the corporate power and authority to execute, deliver and perform this Agreement; such execution, delivery and performance have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly executed and delivered by it and constitutes the valid and binding agreement of it, enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

	       9. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity and that each party waives the posting of any bond or security in connection with any proceeding related thereto.

	       10. Expenses. Except as may otherwise be provided herein, no party hereto shall be responsible for the payment of any other parties' expenses incurred in connection with this Agreement.

	       11. Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and its respective successors and permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other person or entity.

	       12. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

	       13. Notices. All notices, requests, consents and other communications hereunder shall be in writing and delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail service, postage or fees prepaid, addressed as provided for in the Plan or the Investment Agreement.

	       14. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to the conflict of law principles thereof, except to the extent that the [N-BCA] shall expressly govern the matters set forth herein.

	       15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart signature page has been signed by each party hereto and delivered to the other parties.

	       16. Effect of Heading. The descriptive headings contained herein are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

	       17. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

	       18. Further Assurances. Each of the parties hereto agree to execute and deliver all such further documents, certificates and instruments and take all such further reasonable action as may be necessary or appropriate, in order to consummate the transactions contemplated hereby.

	       19. Defined Terms. Terms used herein that are not otherwise defined herein shall have the meanings assigned to such terms in the Plan.


	       IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.


				       BANCO SANTANDER, S.A.



				       By:/s/ Jose M. Maceda
					  -------------------------
					  Jose M. Maceda
					  Senior Vice President


				       FFB PARTICIPACOES E
				       SERVIEOS, S.A.



				       By:/s/ Jose M. Maceda
					  -------------------------
					  Jose M. Maceda
					  Director


				       FIRST FIDELITY BANCORPORATION



				       By:/s/ Wolfgang Schoellkopf
					  -------------------------
					  Wolfgang Schoellkopf
					  Vice Chairman and Chief
					     Financial Officer


				       FIRST UNION CORPORATION



				       By:/s/ Marion A. Cowell, Jr.
					  -------------------------
					  Marion A. Cowell, Jr.
					  Executive Vice President